Exhibit 10.3

THIS GENERAL RELEASE AND SEPARATION AGREEMENT (“Agreement”) is made this 11th day of June, 2015 (the “Effective Date”) by and between J. Eric Cooney (“You” or “Your”) and Internap Corporation (“Internap”), and arises out of the termination of Your employment.

WHEREAS, Internap and You have determined that it is in the best interests of both parties to end Your employment as set forth herein;

WHEREAS, You and Internap agree that the termination of Your employment constitutes a “separation from service” with Internap within the meaning of Treas. Reg. §1.409A-1(h); and

WHEREAS, You and Internap agree that Your employment with Internap is terminated effective as of May 8, 2015 (“Termination Date”);

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, You and Internap, intending to be legally bound, agree as follows:

1.             The foregoing recitals are hereby made a part of this Agreement and are incorporated herein by reference.

              2.             (a)       Your employment with Internap will be terminated effective on the Termination Date.

 (b)        You acknowledge and agree that with payment of normal payroll through the Termination Date, You will have received all compensation (whether as deferred compensation, commissions, bonuses or otherwise), employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance and 401(k) contributions), paid time off, other paid leave and any other alleged obligations that You may be entitled to relating to Your employment with Internap through the Termination Date. In addition, Internap has reimbursed You for all business expenses You have incurred prior to the Termination Date, and You agree that Internap owes You no additional amounts related to reimbursable business expenses. You further acknowledge and agree that all benefits listed above cease on Your Termination Date except as otherwise permitted in this Agreement.

 (c)         As consideration for the promises made by You in this Agreement, Internap agrees to pay to You the sum of Six Hundred Twenty Thousand Dollars ($620,000.00). The parties agree that this payment will be made to You in twelve (12) equal monthly installments of Fifty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($51,666.67) less all lawful withholdings, beginning on the first ordinary payroll date that follows the date the Agreement is fully executed and becomes irrevocable.

 (d)        You understand and agree that the payments and covenants by Internap referenced in Section 2(c) are in consideration for Your promises in this Agreement and that You otherwise are not entitled to this or any other payment for any reason on account of Your separation from employment with Internap.

(e)        The terms of the 401(k) Plan will govern Your account balance, if any, under such 401(k) Plan.

(f)        You agree that all unvested stock options and restricted stock previously granted to You by Internap shall expire on the Termination Date. Notwithstanding anything to the contrary in the 2005 Incentive Stock Plan and accompanying option agreements, You shall have twelve (12) months from the Termination Date to exercise any vested options. For ninety (90) days following the Termination Date, You shall not sell, pledge or otherwise transfer any Internap-granted equity, including, but not limited to, any restricted stock or stock received upon exercise of stock options; provided, however that if, as determined by Internap acting reasonably, You have a financial necessity to sell, pledge or otherwise transfer any Internap shares You acquired through the exercise of Internap-granted options, upon Your written notification to Internap, Internap shall waive this requirement.

(g)       You shall, at the same time You execute this Agreement, execute the resignation letter attached to this Agreement as Schedule A, by which You resign Your position on Internap’s Board of Directors and any officer or director positions You hold with Internap or any subsidiary of Internap. You acknowledge and agree that Your resignation from the Board of Directors is not the result of a disagreement with Internap relating to Internap’s operations, policies or practices. You shall also execute any other documents necessary to effectuate the intent of this provision.

3.                         You acknowledge Internap is relying on Your compliance with the terms of the post-termination obligations in the Employment Security Plan, dated November 14, 2007 (the “ESP”) and agreed to by You in the Joinder Agreement signed by You on January 28, 2009. The post-termination obligations in the ESP, including but not limited to Article II of the ESP, are incorporated by reference herein.

4.             (a)       In consideration of the foregoing payments and covenants, You, for Yourself and for Your heirs, legal representatives and assigns, hereby unconditionally and absolutely release, remise, acquit and forever discharge Internap and its heirs, executors, administrators, legal and personal representatives; former and/or current owners, partners, officers, directors, employees, residents, stockholders, managers, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, principals and privies; past, present and future parent, subsidiary and affiliated companies (both direct and indirect), divisions, related trade names and affiliated entities of any kind; insurers; and any person or entity who may be jointly liable with Internap or any of the aforesaid persons or entities, including their employee benefit plans and programs and their administrators and fiduciaries (hereinafter referred to as the “Internap Releasees”) from any and all claims, charges, suits, personal remedies, debts, dues, demands, grievances, sums of money, rights, damages, liabilities, proceedings, actions and causes of action of any kind, nature or character (whether known or unknown, whether suspected or unsuspected and whether at law, in equity or otherwise), which relate to and/or arise out of any fact or event whatsoever from the beginning of time to and including the Effective Date of this Agreement. The foregoing release includes, but is not limited to, those rights and personal remedies arising under: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Civil Rights Act of 1991; (c) 42 U.S.C. § 1981; (d) the Age Discrimination in Employment Act;(e) the Family and Medical Leave Act;; (f) the Americans with Disabilities Act of 1990, as amended; (g) the Rehabilitation Act of 1973, as amended; (h) the Equal Pay Act (i) any federal, state or local handicap, disability or discrimination related act, regulation, ordinance, statute or executive order; and (j) any ordinance or statute promulgated by any city, county, municipality or other state subdivision.

Furthermore, this release also includes, but is not limited to, the following: (1) claims for retaliatory or wrongful discharge of any kind; (2) claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions, and/or other compensation or benefits of any kind; (3) claims for intentional or negligent infliction of emotional or mental distress or for outrageous conduct; (4) claims for breach of duty, libel, slander or tortious conduct of any kind; (5) claims for interference with business relationships, contractual relationships or employment relationships of any kind; (6) claims for breach of an implied covenant of good faith and fair dealing; (7) claims for interference with and/or breach of contract (whether express or implied, in fact or in law, oral or written); (8) claims for attorneys’ fees, costs or expenses; (9) claims for personal remedies from alleged discrimination of any kind; (10) claims based upon the creation, maintenance or subjection to a hostile or offensive work environment; (11) claims for constructive discharge; (12) claims for personal remedies from claims of retaliation; (13) any and all claims which You ever had or have arising as a result of or connected in any way with Your employment with and/or Your subsequent separation from employment with Internap; and/or (14) any and all claims arising out of (A) the ESP; provided, however, that Section 1.2 of the ESP shall remain in effect in the event that a Change of Control (as defined in the ESP) is determined to have transpired within six months of the Termination Date, (B) the Joinder Agreement between You and Internap, dated January 28, 2009, and/or (C) the Offer Letter sent to You by Internap on January 16, 2009.

If any claim is not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Internap or any other Internap Releasee identified in this Agreement is a party.

(b)       You agree never to seek or file a lawsuit, claim or cause of action seeking damages, reinstatement, attorney fees or other personal relief against Internap and/or the Internap Releasees based on the claims being released under this Agreement. Notwithstanding this waiver of remedies, above, nothing in this Agreement shall be construed to prohibit You from (1) filing a charge with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or (2) participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or (3) filing any charge or claim, including Worker’s Compensation claims, not waiveable by law. To the extent permitted by law, You agree that if such an administrative claim is made, You shall not be entitled to recover any individual monetary relief or other individual remedies.

(c)      You affirm that You have not filed, caused to be filed, or presently are a party to any claim against any Internap Releasee. You also affirm that You have been granted any leave to which You were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws. You further affirm that You have no known workplace injuries or occupational diseases. You also affirm that You have not divulged any proprietary or confidential information of Internap and will continue to maintain the confidentiality of such information consistent with Internap’s policies and Your agreement(s) with Internap and/or common law. You further affirm that You have not been retaliated against for reporting any allegations of wrongdoing by any Internap Releasees, including but not limited to Internap and its officers, including any allegations of corporate fraud. You affirm that all of Internap’s decisions regarding Your pay and benefits through the date of Your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

5.             You knowingly relinquish, waive and forever release any and all claims or personal remedies arising under the Age Discrimination in Employment Act, 29 U.S.C.§ 621, et seq., related in any manner to Your employment with Internap or Your separation from such employment. In making this release:

(a)         You acknowledge that You have FORTY-FIVE (45) days to review this Agreement prior to signing it. To the extent that You have decided to execute this Agreement prior to the expiration of the FORTY-FIVE (45) day period, You acknowledge that You have voluntarily executed thIS AGREEMENT AND HAVE DECIDED NOT TO WAIT THE FULL FORTY-FIVE (45) DAY CONSIDERATION PERIOD.

(b)         You understand that You have a period of seven (7) days after signing this Agreement to revoke it and not receive the monetary payments provided to You under the terms of this Agreement.

(c)         You further understand that this SECTION 5, pertaining specifically to claims or rights arising under the Age Discrimination in Employment Act, does not cover any rights, claims or remedies, if any, that may arise after the date on which this Agreement is executed, and does not affect Your right to challenge the validity of this release under the law.

(d)         You AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAYS CONSIDERATION PERIOD.

6.            (a)        You understand and agree that the payments and benefits provided to You pursuant to this Agreement are also conditioned upon Your compliance with the following cooperation arrangement. As may be required by Internap, You agree to fully cooperate with reasonable requests by Internap regarding any and all matters on which You worked during Your employment with Internap, or about which You have or had knowledge in connection with Your employment with Internap, or associated with any investigations, claims or litigation involving Internap about which You have knowledge or the ability to assist Internap in its defense of such investigations, claims or litigation. Your cooperation in such matters will include making Yourself available by e-mail, telephone and/or in person, and at mutually agreed upon dates and times to confer or answer questions by Internap or its representatives regarding the matters described above, or the subject of any investigations, claims or litigation, including voluntarily participating in depositions, providing affidavits and testimony if necessary and assisting Internap in responding to data or discovery requests. You agree that any participation in the above-referenced matters will be truthful and factual. You will be compensated for Your time associated with Your participation in these matters at a reasonable rate to be agreed to by You and Internap prior to Your participation. Internap will reimburse You for all pre-approved reasonable out of pocket expenses incurred in providing such cooperation.

(b)  You agree that, except as may be required by law or compelled through valid legal process, You will refrain from soliciting, cooperating with or assisting in any manner, directly or indirectly (including through counsel), any other person or entity in the pursuit of any claims, rights and/or demands whatsoever which any such person or entity may now or hereafter have against Internap and/or any companies affiliated with Internap and/or their respective officers, directors and employees in their capacity as such.

7.              This Agreement shall not in any way be construed as an acknowledgement or admission by Internap that it has acted wrongfully with respect to You or to any other person or that You have any rights whatsoever against Internap. Internap specifically disclaims any liability to or wrongful acts against You or any other person.

8.              From and after the Effective Date of this Agreement, You will not provide any disparaging information about Internap or any Internap Releasee to any person or entity who is not a party to this Agreement nor will You encourage, request or direct other persons to do so, except to the extent required by: (a) a court order; (b) a lawfully issued subpoena, provided that You, to the extent possible, provide Internap with written notice of the existence of such subpoena at least five (5) calendar days prior to such disclosure and agree not to contest any motion for protective order or motion to quash filed by Internap; or (c) otherwise by applicable law. Internap will instruct its current Board of Directors not to provide any disparaging information about You, except to the extent required by: (a) a court order; (b) a lawfully issued subpoena, provided that Internap, to the extent possible, provides You with written notice of the existence of such subpoena at least five (5) calendar days prior to such disclosure and agrees not to contest any motion for protective order or motion to quash filed by You; or (c) otherwise by applicable law.

9.              You will return to Internap, not later than the Termination Date, any property of Internap, including, but not limited to, computers, software, data, keys, identification cards, access cards, credit cards, telephone cards, parking permits, cellular telephones, pagers, business cards, manuals and/or business documents of Internap. At Internap’s request, You will confirm in writing the deletion of any Internap information, data and materials from any computer or storage devices owned by You or under Your control. You further agree that, should You discover that You do possess or otherwise have custody or control of any property of Internap, You will return, via hand-delivery or overnight delivery, such property to: Tashia L. Rivard, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, GA 30346, within ten (10) days of the discovery of the existence of such property of Internap.

10.              Any other benefits not mentioned in this Agreement that You may be entitled to, shall be provided to You in accordance with the underlying plan or document governing such benefits and/or applicable law. You are eligible to elect continuation of health insurance benefits at Your own cost pursuant to COBRA and the ESP.

11.          (a)    You acknowledge and agree that, before signing this Agreement, You were advised and are hereby advised in writing by Internap to review it and consult with an attorney of Your choosing and that, to the extent You desired You have availed YOURSELF of these opportunities.

(b)   You represent and agree that You have carefully read and fully understand all of the provisions of this Agreement. You understand the final and binding nature of the release and waiver of Your rights specified herein, and You knowingly and voluntarily enter into this Agreement with the intent to be bound by it, and without any coercion or duress from any person or source whatsoever.

12.           Except as expressly set forth in this section, this Agreement represents and contains the entire agreement and understanding between the parties with respect to the terms and conditions of this Agreement, and supersedes any and all prior and contemporaneous written and oral agreements, understandings, representations, inducements, promises, warranties and conditions between the parties with respect to the terms and conditions of this Agreement. Specifically, except (a) the ESP provision relating to payments to You resulting from a Change of Control (as defined in the ESP) transpiring within six months of the Termination Date; (b) the Indemnity Agreement entered into between You and Internap; and (c) any of Your post-termination obligations contained in the ESP, which are incorporated by reference, all of which shall remain in full force and effect, and shall survive cessation of Your employment, no other agreement, understanding, representation, inducement, promise, warranty or condition of any kind with respect to the terms and conditions of this Agreement shall be relied upon by the parties unless expressly incorporated herein.

13.           This Agreement may not be amended or modified except by an agreement in writing signed by all of the parties hereto.

14.           Any failure of any party on one or more occasions to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions of this Agreement, shall not constitute a waiver of such term or condition at any future time, and shall not prevent any party from insisting on the strict keeping and performance of such terms and conditions at a later time.

15.           The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

16.           Each party to this Agreement agrees and acknowledges that no presumption, inference or conclusion of any kind shall be made or drawn against the drafter or draft(s) of this Agreement. Each party to this Agreement also agrees and acknowledges that he/it has contributed to the final version of this Agreement through comments and negotiations.

17.           This Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective heirs, personal and legal representatives, purchasers, executors, administrators, successors and assigns. You may not assign any rights or obligations hereunder without Internap’s prior written consent.

18.           It is understood and agreed that the parties to this Agreement do hereby declare, represent, acknowledge and warrant that:

(a)        IN EXECUTING THIS AGREEMENT, THE PARTIES HERETO RELY UPON THEIR OWN JUDGMENT, BELIEF AND KNOWLEDGE AS TO THE NATURE, EXTENT AND EFFECT OF THE POTENTIAL LIABILITY OF THE PARTIES AND OF THE LIABILITIES, WHETHER POTENTIAL OR OTHERWISE, WHICH ARE BEING RELEASED BY THIS AGREEMENT AND THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND SIGNING THE SAME VOLUNTARILY AND KNOWINGLY AND WITHOUT ANY DURESS, COERCION, INTIMIDATION OR FORCE; and

(b)        The terms of this Agreement are contractual and not mere recitals; and

(c)        This Agreement is deemed to have been entered into in the State of Georgia and shall be construed and interpreted at all times and in all respects in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws, and jurisdiction and venue for any action relating in any manner to this Agreement shall be in a court of competent jurisdiction in the State of Georgia.

(d)        In any dispute regarding the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs, regardless of which party initiated the dispute.

19.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed as being the same instrument.

20.           The persons executing this Agreement do hereby declare, represent, acknowledge, warrant and agree that such person is duly and fully authorized to execute this Agreement so as to legally bind You and Internap.

21.          You understand that, if You sign this Agreement, You may change Your mind and revoke Your acceptance within seven (7) days after signing it by giving notice in writing to Internap at the following address:

Internap Corporation

Attention: Senior Vice President, Legal Services

One Ravinia Drive, Suite 1300

Atlanta, Georgia 30346

22.              You understand that this Agreement will not be effective or enforceable until the seven (7) day revocation period has expired, but will become effective and enforceable as soon as the revocation period ends.

IN WITNESS WHEREOF, the parties have executed this General Release and Separation Agreement as of the date indicated below:

/s/ WITNESS	/s/ J. Eric Cooney J. Eric Cooney Date: June 11 , 2015
/s/ WITNESS	INTERNAP CORPORATION /s/ Tashia L. Rivard By: Tashia L. Rivard Title: SVP, Legal Services Date: June 11 , 2015